UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 1)*

                           ARI NETWORK SERVICES, INC.
        -----------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
        -----------------------------------------------------------------
                         (Title of Class of Securities)

                                    001930205
                              --------------------
                                 (CUSIP Number)

                                December 31, 2003
        ----------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         /   /    Rule 13d-1(b)
         / X /    Rule 13d-1(c)
         /   /    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



CUSIP NO. 001930205

1.       Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).

         Peter H. Kamin
         Peter H. Kamin Childrens Trust -- 04-6829284
         Peter H. Kamin Profit Sharing Plan
         Peter H. Kamin Family Foundation -- 04-3398587
         3K Limited Partnership
         ------------------------------------------------------------

2.       Check the Appropriate Box if a Member of a Group
         (a)
                  -----
         (b)
                  -----

3.       SEC Use Only
                      ---------------------------------------------

4.       Citizenship or Place of Organization

         Peter H. Kamin
         Peter H. Kamin Childrens Trust -- Massachusetts
         Peter H. Kamin Profit Sharing Plan -- Massachusetts
         Peter H. Kamin Family Foundation -- massachusetts
         3K Limited Partnership -- Delaware
                  ---------------
 Number of Shares Beneficially Owned by Each Reporting Person With:

                   5.     Sole Voting Power

         	Peter H. Kamin -- 283,300
        	Peter H. Kamin Childrens Trust -- 151,900
         	Peter H. Kamin Profit Sharing Plan -- 98,200
         	Peter H. Kamin Family Foundation -- 28,100
         	3K Limited Partnership -- 9,000
                           ---------------

                   6.     Shared Voting Power                0
                                                      ---------------
                   7.     Sole Dispositive Power

         	Peter H. Kamin -- 283,300
        	Peter H. Kamin Childrens Trust -- 151,900
         	Peter H. Kamin Profit Sharing Plan -- 98,200
         	Peter H. Kamin Family Foundation -- 28,100
         	3K Limited Partnership -- 9,000
                           ---------------

                   8.     Shared Dispositive Power           0
                                                      ---------------

9.       Aggregate Amount Beneficially Owned by Each Reporting Person

		570,500
         -----------------------------------------

10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares
                  --------

11.      Percent of Class Represented by Amount in Row (9)	9.9%
                                                              --------

12.      Type of Reporting Person

                                           IN
                                      --------------






Item 1.

         (a)      Name of Issuer

                  ARI Network Services, Inc. ("Issuer")
                  -------------------------------------------------------

         (b)      Address of Issuer's Principal Executive Offices

                  11425 W. Lake Park Drive
                  Milwaukee, Wisconsin  53224
                  -------------------------------------------------------
Item 2.

         (a)      Name of Persons Filing

                  Peter H. Kamin
                  Peter H. Kamin Childrens Trust -- 04-6829284
                  Peter H. Kamin Profit Sharing Plan
                  Peter H. Kamin Family Foundation -- 04-3398587
                  3K Limited Partnership
                  -------------------------------------------------------

         (b)      Address of Principal Business Office or, if none,
                  Residence

                  c/o The Nelson Law Firm, LLC
                  75 South Broadway, 4th Floor
                  White Plains, NY  10601
                  -------------------------------------------------------

         (c)      Citizenship

                  Peter H. Kamin is a U.S. Citizen.
                  The reporting entities are organized under Massachusetts law.
                  -------------------------------------------------------

         (d)      Title of Class of Securities

                  Common Stock, par value $.001 per share, of Issuer
                  -------------------------------------------------------

         (e)      CUSIP Number

                  001930205
                  -------------------------------------------------------

Item 3. This statement is not filed pursuant to Rule 13d-1(b), 13d-2(b) or 13d-2(c).

Item 4.   Ownership

          (a)  Amount beneficially owned:

                     570,500

          (b)  Percent of Class: 9.9%

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote:

         	Peter H. Kamin -- 283,300
        	Peter H. Kamin Childrens Trust -- 151,900
         	Peter H. Kamin Profit Sharing Plan -- 98,200
         	Peter H. Kamin Family Foundation -- 28,100
         	3K Limited Partnership -- 9,000

               (ii) shared power to vote or to direct the vote: 0

               (iii)sole power to dispose or to direct the disposition of:

         	Peter H. Kamin -- 283,300
        	Peter H. Kamin Childrens Trust -- 151,900
         	Peter H. Kamin Profit Sharing Plan -- 98,200
         	Peter H. Kamin Family Foundation -- 28,100
         	3K Limited Partnership -- 9,000

               (iv) shared power to dispose or to direct the disposition of:  0

Item 5.   Ownership of Five Percent or Less of a Class

Not Applicable.

Item 6.   Ownership of More than Five Percent on Behalf of Another Person

Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

Not Applicable.

Item 8.   Identification and Classification of Members of the Group

Not Applicable.

Item 9.   Notice of Dissolution of Group

Not Applicable.

Item 10.  Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




                                         February 3, 2004
                                         -------------------------------
                                                 Date

                                         Peter H. Kamin
					 -------------------------------

					 By:  /s/  Beth N. Lowson
                                         -------------------------------
					 Beth N. Lowson
					 The Nelson Law Firm, LLC
					 75 South Broadway, 4th Floor
					 White Plains, NY 10601
					 Attorney-In-Fact


		POWER OF ATTORNEY


The undersigned does hereby constitute and appoint Stephen J. Nelson and Beth
N. Lowson, each of The Nelson Law Firm, LLC, 75 South Broadway, 4th Floor, White Plains, NY 10601, signing singly, with full power of substitution, as the true and lawful attorney of the undersigned, and authorizes and designates each of them to sign on behalf of the undersigned, and to file filings and any amendments thereto made by or on behalf of the undersigned in respect of the beneficial ownership of equity securities held by the undersigned, directly, indirectly or beneficially, pursuant to Sections 13(d), 13(g) and 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming any of the undersigned's responsibilities to comply with Sections 13(d), 13(g) or 16 of the Exchange Act.

This Power of Attorney shall remain in full force and effect until withdrawn by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 21st day of November, 2003.



							/s/ Peter H. Kamin

							Peter H. Kamin